Exhibit 99.1

FOR IMMEDIATE RELEASE January 27, 2010

StanCorp Financial Group, Inc. Reports Fourth Quarter and Full Year 2009 Earnings

PORTLAND, Ore. — January 27, 2010 — StanCorp Financial Group, Inc. (NYSE: SFG) today reported net income for the fourth quarter of 2009 of $60.0 million, or $1.23 per diluted share, compared to net income for the fourth quarter of 2008 of $24.0 million, or $0.49 per diluted share. After-tax net capital gains were $0.7 million for the fourth quarter of 2009, compared to after-tax net capital losses of $35.0 million for the fourth quarter of 2008. The Company recorded one-time costs of $1.0 million, or $0.6 million after-tax, for the fourth quarter of 2009 for severance costs and other expenses associated with enhancing operating efficiencies.

Net income excluding after-tax one-time costs and after-tax net capital gains and losses was $1.23 per diluted share for the fourth quarter of 2009, compared to $1.20 per diluted share for the fourth quarter of 2008 (see discussion of non-GAAP financial measures below). Results for the fourth quarter of 2009 reflected favorable earnings in the Asset Management segment partially offset by lower premiums in the Insurance Services segment.

“Reflecting on 2009, we are very pleased with the Company’s results,” said Greg Ness, president and chief executive officer. “Our businesses have generated stable earnings well within our return on equity targets. We continue to grow book value and our investment portfolio remains solid.”

“As we start 2010, we are well positioned for growth when economic conditions improve. We are highly encouraged by the quoting activity we are seeing in our employee benefits business and with the sales we have seen during the first part of January,” added Ness.

Full Year Results

Net income for 2009 was $208.9 million, or $4.26 per diluted share, compared to net income of $162.9 million, or $3.30 per diluted share for 2008. After-tax net capital losses were $17.3 million for 2009, compared to after-tax net capital losses of $83.4 million for 2008. For 2009, the Company recorded one-time costs totaling $18.6 million, or $12.0 million after-tax, for severance costs and other expenses associated with enhancing the Company’s operating efficiencies.

Net income excluding after-tax one-time costs and after-tax net capital gains and losses for 2009 was $4.86 per diluted share, compared to $5.00 per diluted share for 2008. The decrease was primarily due to comparatively lower premiums in the group insurance business, partially offset by higher earnings in the Asset Management segment.

For 2009, the Company reported return on average equity, excluding after-tax one-time costs and after-tax net capital gains and losses from net income and accumulated other comprehensive income and losses from equity, of 14.9%.

2010 Outlook

For 2010, the Company expects:

•	Return on average equity, excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income and losses from equity, to be toward the lower end of its target range of 14%-15% given the low interest rate environment;
•	Flat to low single digit premium growth as a percentage of 2009 premiums due to a continued challenging economic environment; and
•	The annual benefit ratio for the group insurance business to be consistent with the experience of the previous five years, during which it has ranged from 73.6% to 78.3%.

Business Segments

Insurance Services

The Insurance Services segment reported income before income taxes of $85.1 million for the fourth quarter of 2009, compared to $94.8 million for the fourth quarter of 2008. The decrease in income before income taxes was primarily due to comparatively lower premiums in its group insurance business and higher benefits to policyholders in its individual disability business.

Premiums for the Insurance Services segment decreased 2.4% to $506.2 million for the fourth quarter of 2009, compared to $518.7 million for the fourth quarter of 2008. Group insurance premiums for the fourth quarter of 2009 were $465.1 million, a 3.1% decrease compared to the fourth quarter of 2008. The decrease in premiums for the fourth quarter of 2009 compared to the fourth quarter of 2008 reflected the ongoing effects of a highly competitive market and the impact of challenging economic conditions on wage rates and employment levels. These factors affect the organic growth of in force business. Premiums for individual disability insurance were $41.1 million, a 6.8% increase compared to the fourth quarter of 2008.

The Company regularly monitors the adequacy of its reserves in light of current and expected future experience. As a result of these on-going assessments, two adjustments were made in the fourth quarter of 2009. The Company reduced reserves for group long term disability claims incurred but not reported by $16.6 million, pre-tax, and increased reserves related to individual disability by $11.5 million, pre-tax. In addition to these adjustments, the discount rate used in the fourth quarter of 2009 for newly established long term disability claim reserves was decreased 25 basis points to 4.50%, compared to 4.75% for the third quarter of 2009. This represents a decrease of 125 basis points compared to 5.75% for the fourth quarter of 2008. A 125 basis point reduction in the discount rate has a corresponding reduction in quarterly pre-tax income of approximately $10 million. The net effect of these adjustments is a reduction of pre-tax income for the Insurance Services segment of approximately $5 million for the fourth quarter of 2009 compared to the fourth quarter of 2008.

The benefit ratio for group insurance products for the fourth quarter of 2009 was 72.5%, compared to 72.3% for the fourth quarter of 2008. The annual benefit ratios were 74.7% and 73.6% for 2009 and 2008, respectively. Claims experience can fluctuate widely from quarter to quarter and tends to be more stable when measured over a longer period of time.

The benefit ratio for individual disability insurance was 94.2% for the fourth quarter of 2009, compared to 82.6% for the fourth quarter of 2008. The benefit ratio for the fourth quarter of

2009 reflected the reserve increase of $11.5 million. Excluding the reserve adjustment, the benefit ratio for individual disability insurance would have been 66.2%. Due to the relatively small size of the individual disability insurance block of business, the benefit ratio for this business will fluctuate more than the benefit ratio for the group insurance business.

Asset Management

The Asset Management segment reported income before income taxes of $14.1 million for the fourth quarter of 2009, compared to $3.2 million for the fourth quarter of 2008, primarily reflecting an increase in administrative fee revenues from its retirement plans business due to positive equity market performance and positive net cash flows, and also reflecting lower operating expenses.

Assets under administration for the Asset Management segment, which includes retirement plans, individual annuities and commercial mortgage loans managed for other investors, increased $2.16 billion or 11.0% to $21.85 billion at December 31, 2009, compared to $19.69 billion at December 31, 2008, primarily reflecting higher equity values in retirement plan assets under administration.

Operating expenses for the Asset Management segment decreased to $31.0 million for the fourth quarter of 2009, compared to $34.6 million for the fourth quarter of 2008, reflecting savings from expense reduction initiatives implemented during 2009.

StanCorp Mortgage Investors originated $156.3 million and $239.3 million of commercial mortgage loans for the fourth quarters of 2009 and 2008, respectively. The decrease in originations was primarily due to a reduction in demand from quality borrowers in the current credit environment and lower purchase and sale activity in the commercial real estate market.

Other

The Other category includes the return on capital not allocated to the product segments, holding company expenses, interest on debt, other unallocated expenses including one-time costs, net capital gains and losses related to the impairment or the disposition of the Company’s invested assets and adjustments made in consolidation. The Other category reported a loss before income taxes of $7.9 million for the fourth quarter of 2009, compared to a loss before income taxes of $61.8 million for the fourth quarter of 2008. The loss for the fourth quarter of 2009 included additional expenses of $1.0 million related to one-time costs. Net capital gains for the fourth quarter of 2009 were $0.9 million, compared to net capital losses of $54.0 million for the fourth quarter of 2008. Net capital losses in the fourth quarter of 2008 were primarily due to other-than-temporary impairments of fixed maturity securities.

Fixed Maturity Securities and Commercial Mortgage Loans

At December 31, 2009, the Company’s investment portfolio consisted of approximately 58% fixed maturity securities, 41% commercial mortgage loans, and 1% real estate. The overall rating of the fixed maturity securities portfolio was A (Standard & Poor’s) at December 31, 2009.

At December 31, 2009, commercial mortgage loans in the Company’s investment portfolio totaled $4.28 billion on approximately 5,500 commercial mortgage loans. The average loan-to-value ratio for the overall portfolio was 66%, and the average loan balance retained by the Company in the portfolio was approximately $0.8 million. Mortgage loans more than 60 days delinquent were 0.40% and 0.19% of the portfolio balance at December 31, 2009 and 2008, respectively. Commercial mortgage loan prepayment fees were $0.5 million for the fourth quarter of 2009, compared to $2.2 million for the fourth quarter of 2008. The Company does not have any direct exposure to sub-prime or alt-A mortgages in its investment portfolio.

Capital and Book Value

The Company’s available capital was approximately $290 million at December 31, 2009, and September 30, 2009. Available capital includes capital at its insurance subsidiaries in excess of the Company’s target risk-based capital ratio (“RBC”) of 300% and cash and capital at the holding company and non-insurance subsidiaries in excess of regulatory requirements. The Company reported available capital after subtracting an allocation for expected annual interest and dividends. During the fourth quarter, the Company repurchased $59.3 million in common stock. Also during the quarter, regulatory changes were made to statutory accounting principles to include a portion of deferred tax assets as admitted assets, which resulted in a $40 million addition to capital in excess of the Company’s target RBC.

The Company’s book value per share excluding accumulated other comprehensive income or loss (“AOCI”) grew 11.3% from $31.32 at December 31, 2008 to $34.85 at December 31, 2009. The Company’s book value per share including AOCI increased from $28.18 at December 31, 2008 to $36.35 at December 31, 2009. During the quarter, the Company paid an annual dividend of $0.80 per share.

Share Repurchases

Diluted weighted-average shares outstanding for the fourth quarters of 2009 and 2008 were 48.8 million and 49.1 million, respectively. For the fourth quarter of 2009 and full year 2009, the Company repurchased approximately 1.6 million shares at a total cost of $59.3 million, which resulted in a volume weighted-average price of $38.20 per share. At December 31, 2009, the Company had approximately 1.3 million shares remaining under its repurchase program, which expires on December 31, 2011.

Non-GAAP Financial Measures

Financial measures that exclude after-tax one-time costs, after-tax net capital gains and losses, and AOCI are non-GAAP (Generally Accepted Accounting Principles in the United States) measures. To provide investors with a broader understanding of earnings, the Company provides net income per diluted share excluding after-tax one-time costs and after-tax net capital gains and losses, along with the GAAP measure of net income per diluted share, because one-time costs and capital gains and losses are not likely to occur in a stable pattern.

Return on average equity excluding after-tax one-time costs and after-tax net capital gains and losses from net income and AOCI from equity is furnished along with the GAAP measure of net income return on average equity because management believes providing both measures gives investors a broader understanding of return on equity. Measuring return on average equity without AOCI excludes the effect of market value fluctuations of the Company’s fixed maturity securities associated with changes in interest rates and other market data. Management believes that measuring return on average equity without AOCI is important to investors because the turnover of the Company’s portfolio of fixed maturity securities may not be such that unrealized gains and losses reflected in AOCI are ultimately realized. Furthermore, management believes exclusion of AOCI provides investors with a better measure of return.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate and StanCorp Equities— is a leading provider of financial products and services. StanCorp’s subsidiaries serve approximately 8.1 million customers nationwide as of December 31, 2009, with group and individual disability insurance, group life, AD&D, dental and vision insurance, retirement plans products and services, individual annuities and investment advice. For more information about StanCorp Financial Group, Inc., visit its Web site at www.stancorpfinancial.com.

Conference Call

StanCorp management will hold an investor and analyst conference call on January 28, 2010, at noon Eastern time (9:00 a.m. Pacific time) to review StanCorp’s fourth quarter and full year 2009 results. To listen to the live webcast of this conference call, logon to www.stancorpfinancial.com; Windows Media PlayerTM will be required to listen to the webcast. A webcast replay will be available starting approximately two hours after the original broadcast. The replay will be available through March 19, 2010.

A telephone replay of the conference call will also be available approximately two hours after the conference call by dialing (800) 642-1687 or (706) 645-9291 and entering conference identification number 47194065. The replay will be available through February 5, 2010.

Forward-Looking Information

Some of the statements contained in this earnings release, including those relating to the Company’s strategy, growth prospects and other statements that are predictive in nature, that depend on or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “seeks” and similar expressions, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are not historical facts but instead represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve uncertainties that are difficult to predict, which may include, but are not limited to, the factors discussed below. As a provider of financial products and services, the Company’s results of operations may vary significantly in response to economic trends, interest rate changes, investment performance and claims experience. Caution should be used when extrapolating historical results or conditions to future periods.

The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. Given these uncertainties or circumstances, readers are cautioned not to place undue reliance on such statements. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The following factors could cause results to differ materially from management expectations as suggested by such forward-looking statements:

•	Growth of sales, premiums, annuity deposits, cash flows, assets under administration including performance of equity investments in the separate account, gross profits and profitability.
•	Availability of capital required to support business growth and the effective utilization of capital, including our ability to achieve financing through debt or equity.
•	Changes in Company liquidity needs and the liquidity of assets in its investment portfolio.
•	Integration and performance of business acquired through reinsurance or acquisition.
•	Financial strength and credit ratings.
•	Changes in the regulatory environment at the state or federal level including changes in income taxes or changes in U.S. GAAP accounting principles, practices or policies.
•	Findings in litigation or other legal proceedings.
•	Intent and ability to hold investments consistent with its investment strategy.
•	Receipt of dividends from, or contributions to, its subsidiaries.
•	Adequacy of the diversification of risk by product offerings and customer industry, geography and size, including concentration of risk, especially inherent in group life products.
•	Adequacy of asset/liability management.
•	Events of terrorism, natural disasters or other catastrophic events, including losses from a disease pandemic.
•	Benefit ratios, including changes in claims incidence, severity and recovery.
•	Levels of persistency.
•	Adequacy of reserves established for future policy benefits.
•	The effect of changes in interest rates on reserves, policyholder funds, investment income and commercial mortgage loan prepayment fees.
•	Levels of employment and wage growth and the impact of rising benefit costs on employer budgets for employee benefits.
•	Competition from other insurers and financial services companies, including the ability to competitively price its products.
•	Ability of reinsurers to meet their obligations.
•	Availability, adequacy and pricing of reinsurance and catastrophe reinsurance coverage and potential charges incurred.

•	Achievement of anticipated levels of operating expenses.
•	Adequacy of diversification of risk within its fixed maturity securities portfolio by industries, issuers and maturities.
•	Credit quality of the holdings in its investment portfolios.
•	The condition of the economy and expectations for interest rate changes.
•	The effect of changing levels of commercial mortgage loan prepayment fees and participation levels on cash flows.
•	Experience in delinquency rates or loss experience in its commercial mortgage loan portfolio.
•	Adequacy of mortgage loan loss allowances.
•	Concentration of commercial mortgage loan assets collateralized in California.
•	Environmental liability exposure resulting from commercial mortgage loan and real estate investments.

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Attachments

Contacts

Investor Relations and Financial Media

Jeff Hallin

(971) 321-6127

E-mail: jeff.hallin@standard.com

General Media

Bob Speltz

(971) 321-3162

E-mail: bob.speltz@standard.com

StanCorp Financial Group, Inc.

Consolidated Statements of Income and Comprehensive Income (Loss)

(Amount in millions - except share data)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	Unaudited		Unaudited
Revenues:
Premiums:
Insurance Services	$506.2	$518.7	$2,067.2	$2,109.1
Asset Management	4.7	9.3	34.7	31.1

Total premiums	510.9	528.0	2,101.9	2,140.2

Administrative fees:
Insurance Services	2.2	2.3	8.3	9.2
Asset Management	30.9	26.9	114.1	118.3
Other	(3.6)	(3.2)	(13.9)	(12.9)

Total administrative fees	29.5	26.0	108.5	114.6

Net investment income:
Insurance Services	83.1	85.3	335.1	337.5
Asset Management	59.5	48.4	234.0	183.8
Other	4.8	5.1	17.4	19.7

Total net investment income	147.4	138.8	586.5	541.0
Net capital gains (losses):
Total other-than-temporary impairment losses on fixed maturity securities	(0.2)	(39.7)	(5.9)	(104.9)
Portion of other-than-temporary impairment losses on fixed maturity securities recognized in other comprehensive income	—	—	—	—
All other net capital gains (losses)	1.1	(14.3)	(21.0)	(23.9)

Total net capital gains (losses)	0.9	(54.0)	(26.9)	(128.8)

Total revenues	688.7	638.8	2,770.0	2,667.0

Benefits and expenses:
Benefits to policyholders	382.7	388.9	1,575.7	1,589.4
Interest credited	35.2	32.8	145.6	110.7
Operating expenses	117.4	120.6	476.2	469.2
Commissions and bonuses	48.1	64.5	202.0	227.6
Premium taxes	8.3	9.2	34.2	37.3
Interest expense	9.8	9.8	39.2	39.2
Net increase in deferred acquisition costs, value of business acquired and intangibles	(4.1)	(23.2)	(18.6)	(47.5)

Total benefits and expenses	597.4	602.6	2,454.3	2,425.9

Income (loss) before income taxes:
Insurance Services	85.1	94.8	356.3	366.4
Asset Management	14.1	3.2	37.3	34.9
Other	(7.9)	(61.8)	(77.9)	(160.2)

Total income before income taxes	91.3	36.2	315.7	241.1
Income taxes	31.3	12.2	106.8	78.2

Net income	60.0	24.0	208.9	162.9

Other comprehensive income (loss), net of tax:
Unrealized gains or losses on securities available-for-sale:
Unrealized capital gains (losses) on securities available-for-sale, net	(40.0)	(19.8)	210.8	(206.0)
Unrealized losses relating to other-than-temporary impairment losses on fixed maturity securities for which a portion has been recognized in earnings	—	—	—	—
Reclassification adjustment for net capital (gains) losses included in net income, net	(5.8)	34.9	3.5	80.3
Employee benefit plans:
Prior service cost (benefit) arising during the period, net	12.3	(45.9)	8.4	(45.9)
Reclassification adjustment for amortization to net periodic pension cost, net	1.2	0.2	4.9	0.9

Total	(32.3)	(30.6)	227.6	(170.7)

Comprehensive income (loss)	$27.7	$(6.6)	$436.5	$(7.8)

Net income per common share:
Basic	$1.24	$0.49	$4.27	$3.33
Diluted	1.23	0.49	4.26	3.30

Weighted-average common shares outstanding:
Basic	48,561,426	48,882,496	48,932,908	48,917,235
Diluted	48,779,100	49,119,279	49,044,543	49,292,240

StanCorp Financial Group, Inc.

Consolidated Balance Sheets

(Dollars in millions)

	December 31, 2009	December 31, 2008
	Unaudited
Assets:
Investments:
Fixed maturity securities – available-for-sale	$6,167.3	$5,200.3
Short-term investments	1.1	1.4
Commercial mortgage loans, net	4,284.8	4,083.6
Real estate, net	113.5	81.3
Policy loans	3.1	3.4

Total investments	10,569.8	9,370.0
Cash and cash equivalents	108.3	280.5
Premiums and other receivables	104.4	101.9
Accrued investment income	108.8	103.1
Amounts recoverable from reinsurers	935.0	944.0
Deferred acquisition costs, value of business acquired and intangibles, net	338.8	334.5
Goodwill, net	36.0	36.0
Property and equipment, net	127.2	136.1
Deferred tax assets, net	—	75.1
Other assets	66.7	98.1
Separate account assets	4,174.5	3,075.9

Total assets	$16,569.5	$14,555.2

Liabilities and equity:
Liabilities:
Future policy benefits and claims	$5,368.7	$5,285.9
Other policyholder funds	4,337.1	3,944.1
Deferred tax liabilities	30.0	—
Short-term debt	2.9	3.7
Long-term debt	553.2	561.5
Other liabilities	367.7	303.8
Separate account liabilities	4,174.5	3,075.9

Total liabilities	14,834.1	13,174.9

Commitments and contingencies

Shareholders’ equity:
Preferred stock, 100,000,000 shares authorized; none issued	—	—
Common stock, no par, 300,000,000 shares authorized;
47,744,524 and 48,989,074 shares issued at December 31, 2009 and December 31, 2008, respectively	220.4	262.9
Accumulated other comprehensive income (loss)	71.4	(153.9)
Retained earnings	1,443.6	1,271.3

Total shareholders’ equity	1,735.4	1,380.3

Total liabilities and shareholders’ equity	$16,569.5	$14,555.2

StanCorp Financial Group, Inc.

Statistical and Operating Data at or for the Periods Indicated

(Dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	Unaudited		Unaudited
Benefit ratio:
% of total revenues:
Group Insurance (including interest credited)	62.7%	62.5%	64.7%	63.9%
Individual Disability Insurance	72.2	62.1	54.1	59.2
Insurance Services segment (including interest credited)	63.6	62.5	63.7	63.5
% of total premiums:
Group Insurance (including interest credited)	72.5%	72.3%	74.7%	73.6%
Individual Disability Insurance	94.2	82.6	69.3	78.7
Insurance Services segment (including interest credited)	74.3	73.0	74.3	74.0

Reconciliation of non-GAAP financial measures:
Net income	$60.0	$24.0	$208.9	$162.9
After-tax one-time costs	(0.6)	—	(12.0)	—
After-tax net capital gains (losses)	0.7	(35.0)	(17.3)	(83.4)

Net income excluding after-tax one-time costs and after-tax net capital gains (losses)	$59.9	$59.0	$238.2	$246.3

Net capital gains (losses)	$0.9	$(54.0)	$(26.9)	$(128.8)
Taxes on net capital gains (losses)	0.2	(19.0)	(9.6)	(45.4)

After-tax net capital gains (losses)	$0.7	$(35.0)	$(17.3)	$(83.4)

Diluted earnings per common share:
Net income	$1.23	$0.49	$4.26	$3.30
After-tax one-time costs	(0.01)	—	(0.25)	—
After-tax net capital gains (losses)	0.01	(0.71)	(0.35)	(1.70)

Net income excluding after-tax one-time costs and after-tax net capital gains (losses)	$1.23	$1.20	$4.86	$5.00

Shareholders’ equity			$1,735.4	$1,380.3
Accumulated other comprehensive income (loss)			71.4	(153.9)

Shareholders’ equity excluding accumulated other comprehensive income (loss)			$1,664.0	$1,534.2

Net income return on average equity			13.4%	11.6%
Net income return on average equity (excluding accumulated other comprehensive income (loss))			13.1	11.1
Net income return on average equity (excluding after-tax net capital gains (losses) and accumulated other comprehensive income (loss))			14.9	16.7

Statutory data - insurance subsidiaries:
Net gain from operations before federal income taxes	$98.6	$69.9	$375.0	$341.6
Net gain from operations after federal income taxes and before net realized capital gains (losses)	68.1	51.0	251.4	235.0

			December 31, 2009	December 31, 2008
			Unaudited
Capital and surplus			$1,243.6	$1,154.6
Asset valuation reserve			89.7	78.8